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                                                                     EXHIBIT 4.2


                               OPERATING AGREEMENT
                                       OF
                                 ACE GAMING, LLC

          This Operating Agreement is made on the date set forth below by the undersigned Member pursuant to and in accordance with the New Jersey Limited Liability Company Act, N.J.S.A. 42:2B-1 et seq. (the "Act").

          1. Formation; Name. The limited liability company (the "Company") was formed on November 5, 2003 upon the filing of the certificate of formation in the office of the Secretary of State of the State of New Jersey in accordance with the Act. The name of the Company is "ACE Gaming, LLC" and all business shall be conducted under that name.

          2. Purpose. The purpose for which the Company has been formed is to engage in any lawful act or activity that the Member may from time to time determine.

          3. Registered Office. The registered office of the Company in the State of New Jersey is located at 830 Bear Tavern Road, Suite 305, Trenton, New Jersey 08628-1020.

          4. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of New Jersey is Corporation Service Company.

          5. Admission. Upon execution and delivery of this Operating Agreement, Atlantic Coast Entertainment Holdings, Inc. is admitted as the sole Member of the Company, and the officers of the sole Member shall be authorized to manage and act on behalf of the Company. The Member shall not be required to make any capital contribution to the Company but may make capital contributions from time to time.

          6. Resignation of Member. The Member may resign from the Company at any time.

          7. Assignment of Interest. Subject to the provisions of the Operating Agreement, the Member may assign all or any portion of its membership interest in the Company to any person ("Assignee"). Each Assignee shall become a member of the Company upon the approval of the Member.

          8. Title to Property. Title to any property (whether real, personal (whether tangible or intangible) or mixed) owned by or leased or licensed to the Company shall be held in the name of the Company, or in the name of any nominee the Member may in its discretion designate.

          9. Profits and Losses. All profits and losses of the Company shall be allocated to the Member. The Member shall not be liable for any debts or losses of the Company beyond the aggregate amount of its capital contribution, except as otherwise required by law.

          10. Distributions. At such times as determined by the Member, the Member shall cause the Company to distribute to the Member any cash or property held by it which is neither reasonably necessary for the operation of the Company nor in violation of the Act. The Member shall be liable to the Company for distributions made pursuant to this Section 10 only to the extent now or hereafter provided by the Act.

          11. Amendment. The Operating Agreement may be amended only in writing signed by the Member.

          12. Application of New Jersey Law. The Operating Agreement, and the application or interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of New Jersey without regard to any principles of choice of law.

          13. Taxes, Taxable Year. The Company will be recognized as a partnership for Federal and New Jersey tax purposes, and the Member hereby consents to such treatment. The taxable year of the Company shall be the calendar year.

          14. No Third Party Beneficiaries. No person, other than the Member, shall have any rights hereunder.

          15. Headings. The headings in this Operating Agreement are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Operating Agreement or any provision hereof.

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     IN WITNESS WHEREOF, the undersigned has caused the execution of this
Operating Agreement as of the 5th day of November, 2003.


                                              ATLANTIC COAST ENTERTAINMENT
                                              HOLDINGS, INC., Sole Member


                                              By: /s/ Timothy A. Ebling
                                                  ------------------------------
                                                  Name: Timothy A. Ebling
                                                  Title: Chief Financial Officer